ACCELERATED DEATH BENEFIT FOR CRITICAL ILLNESS RIDER

Attached to and made a part of this Policy issued by

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

One Nationwide Plaza

Columbus, Ohio 43215-2220

Telephone: [1-800-848-6331]

PLEASE READ THIS RIDER CAREFULLY

General Information Regarding this Rider

This Rider will not change, waive, or extend any part of the Policy. To the extent any provisions contained in this Rider are contrary to or inconsistent with those of the Policy, the provisions of this Rider control. Terms not defined in this Rider have the meaning given to them in the Policy.

This Accelerated Death Benefit for Critical Illness (“CRI”) Rider (“Rider”) provides for accelerations of a portion of the base Policy Specified Amount to be paid as a lump sum benefit, subject to the Availability of the CRI Accelerated Death Benefit Payment, CRI Unadjusted Payment Limits, Eligibility for the Payment of Benefits, and Claims Process sections of this Rider. This Rider only provides benefits based on the life of the primary Insured under the Policy.

This Rider is attached to a Policy that is non-participating, no dividends are payable. In addition, we reserve the right to limit availability of this Rider to certain products and underwriting classifications.

This Rider has no Surrender value or loan value.

DISCLOSURES

Because the benefit provided by this Rider is an acceleration of the Policy’s death benefit, the base Policy Specified Amount, any Extended No-Lapse Guarantee Value, Policy Value, Policy Surrender Value, and any benefits or credits calculated using those values, will be reduced if it is paid. Any required Premium or Policy charges based on the base Policy Specified Amount or Policy Value, will also be reduced. If a nonforfeiture option, such as extended term insurance or reduced paid-up insurance, is elected after an accelerated death benefit is paid or the Policy is reinstated, it will be based on the remaining reduced Policy Specified Amount.

If the Policy has charges deducted from a Policy Value and the Policy Surrender Value, and/or any Extended No-Lapse Guarantee Value, is reduced to zero by a CRI Accelerated Death Benefit Payment and charges assessed for invoking this Rider, additional Premium will be required to be paid to prevent the Policy from lapsing.

TAXATION: Benefits paid under this Rider are intended to be excludable from the recipient’s gross income, under section 104(a)(3) of the Internal Revenue Code of 1986, as amended, to the extent they are attributable to the recipient’s after-tax contributions. Benefits paid under this Rider may be taxable. As with all tax matters, you should consult your personal tax advisor to review and assess the tax impact of taking benefits under this Rider given your particular circumstances. Benefits paid under this Rider may be taxable. As with all tax matters, you should consult your personal tax advisor to assess the tax impact of taking this benefit.

THIS RIDER IS NOT MEDICARE SUPPLEMENT COVERAGE: If the Insured is eligible for Medicare, review the “Guide to Health Insurance for People with Medicare” available from us upon request. Receipt of an acceleration of the death benefit under this Rider may adversely affect your eligibility for governmental benefits or public assistance programs such as Medicaid. Assistance and advice should be obtained from social services agencies prior to receipt of any such payments.

The accelerated death benefit payment available under this Rider is not intended to qualify as long-term care insurance. This Rider does not provide any lapse protection.

There are no required Premiums or monthly charges for this Rider; however, a charge and deductions will apply on the CRI Benefit Effective Date as described in the Impact of CRI Accelerated Death Benefit Payment on the Policy provision of this Rider.

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ICC20-NWLA-606	Page 1	(10/2020)(001)

TABLE OF CONTENTS

PLEASE READ THIS RIDER CAREFULLY	1

General Information Regarding this Rider	1

DISCLOSURES	1
TAXATION	1
THIS RIDER IS NOT MEDICARE SUPPLEMENT COVERAGE	1

TABLE OF CONTENTS	2

DEFINITIONS	3
Acute	3
CRI Accelerated Death Benefit Payment	3
CRI Accumulated Specified Amount Reductions	3
CRI Benefit Effective Date	3
CRI Eligible Specified Amount	3
CRI Proportional Reduction Percentage	3
CRI Specified Amount Reduction Factor	3
CRI Unadjusted Payment Amount	3
Claim	3
Clean Claim	4
Clinical Diagnosis	4
Critically Illness	4
Final Diagnosis	5
Immediate Family	6
Maximum Annual CRI Unadjusted Payment Amount	6
Maximum Remaining Lifetime CRI Unadjusted Payment Amount	6
Medicare	6
Pathological Diagnosis	6
Physician	6
Policy Surrender Value	6
Policy Value	6

GENERAL RIDER PROVISIONS	7
Incontestability	7
Misstatement of Age or Sex	7
Termination	7

RIDER BENEFIT AVAILABILITY AND LIMITATIONS	7
Availability of the CRI Accelerated Death Benefit Payment	7

Impact of Partial Surrenders on Rider Benefits	7
Impact of Indebtedness on Rider Benefits	7
CRI Unadjusted Payment Limits	8

ELIGIBILITY FOR THE PAYMENT OF BENEFITS	8

CRI ACCELERATED DEATH BENEFIT PAYMENT CALCULATION	8
Requested CRI Unadjusted Payment Amount	8
CRI Accelerated Death Benefit Payment Calculation - Administrative Charge and Deductions	8

IMPACT OF CRI ACCELERATED DEATH BENEFIT PAYMENT ON THE POLICY	9
Reduction of the Base Policy’s Specified Amount	9
Effect of CRI Accelerated Death Benefit Payments on Policy Values and Premium	9
Impact of CRI Accelerated Death Benefit Payments on the Policy’s Death Benefit	9
Impact on Rights of Conversion	9

INTERACTION OF THIS RIDER WITH OTHER RIDERS	9
Accidental Death Benefits	9
Riders that Accelerate the Death Benefit for Terminal Illness	9
Riders that Accelerate the Death Benefit for Critical Illness	10
Riders that Accelerate the Death Benefit for Long-term Care	10
Waiver of Monthly Deductions	10
Waiver of Premium	10
Overloan Lapse Protection	10
Conditional Return of Premium	10
Periodic Access Minimum Surrender Value Rider	10
Extended No-Lapse Guarantee Rider	11

CLAIMS PROCESS	11
Claim Forms	11
Submission of Claims	11
Proof of Claim	11
Payment of Claims	11
Right to Return CRI Accelerated Death Benefit Payment	12

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ICC20-NWLA-606	Page 2	(10/2020)(001)

DEFINITIONS

Acute – Occurring within twenty-four hours of the onset of symptoms.

CRI Accelerated Death Benefit Payment – The actual net benefit amount we will pay. It is equal to a CRI Unadjusted Payment Amount reduced by the charges and adjustments described in the CRI Accelerated Death Benefit Payment Calculation—Administrative Charge and Deductions section of this Rider.

CRI Benefit Effective Date – The date a Claim for a CRI Accelerated Death Benefit Payment has been approved by us. The CRI Benefit Effective Date is stated in the disclosure statement and endorsement issued at the time of a Claim and CRI Accelerated Death Benefit Payment, respectively.

CRI Eligible Specified Amount – A reference value used to calculate the CRI Unadjusted Payment Amount. The CRI Eligible Specified Amount is equal to the base Policy Specified Amount in effect on each respective CRI Benefit Effective Date, excluding any term insurance rider specified amount and accidental death benefits, after:

1.	the death benefit option has been changed to Death Benefit Option 1 (level) on the first CRI Benefit Effective Date, if applicable;

2.	any benefit payments from any other riders that accelerate the death benefit have been paid;

3.	subtracting any portion of the base Policy’s Specified Amount scheduled to terminate in twelve months or less;

4.	subtracting any LTC Benefits Paid (also called LTC Benefit Payout Account); and

5.	adding the dollar amount of any reductions to the base Policy’s Specified Amount resulting from the payment of all prior CRI Accelerated Death Benefit Payments.

CRI Proportional Reduction Percentage – A value used to reduce the Policy Value and other benefits and charges of the Policy and other riders as applicable. The CRI Proportional Reduction Percentage is equal to:

1.	the dollar amount of the base Policy Specified Amount after reduction on a CRI Benefit Effective Date; divided by,

2.	the dollar amount of the base Policy Specified Amount immediately prior to reduction on a CRI Benefit Effective Date.

CRI Specified Amount Reduction Factor – A value used to reduce the base Policy Specified Amount. The CRI Specified Amount Reduction Factor is equal to the lesser of the applicable Guaranteed Maximum CRI Specified Amount Reduction Factor stated in the Policy Specification Pages or a non-guaranteed CRI Specified Amount Reduction Factor determined by us using:

1.	a mortality assumption which may vary by the Attained Age and sex of the Insured; and

2.	an interest rate that will not exceed the greater of:

a.	the then current yield on 90-day treasury bills available on the applicable CRI Benefit Effective Date; or

b.

the then current maximum adjustable policy loan interest rate based on the Moody’s Corporate Bond Yield Averages – Monthly Average Corporates published by Moody’s Investor Service, Inc., or successor thereto, for the calendar month ending two months before the applicable CRI Benefit Effective Date. The policy loan interest rate is that which is permitted under the NAIC Model Policy Loan Interest Rate Bill (#590).

Notwithstanding the above, the CRI Specified Amount Reduction Factor will be calculated so that the CRI Accelerated Death Benefit Payment will be at least equal to:

1.	the Policy Surrender Value; multiplied by,

2.	one minus the CRI Proportional Reduction Percentage.

CRI Unadjusted Payment Amount – A dollar amount used to calculate CRI Accelerated Death Benefit Payments and associated base Policy Specified Amount reductions. The minimum and maximum CRI Unadjusted Payment Amount available on any CRI Benefit Effective Date is subject to the Availability of the CRI Accelerated Death Benefit Payment and CRI Unadjusted Payment Limits sections of this Rider.

Claim – A request for payment of benefits under this Rider, regardless of whether the benefit claimed is covered or any terms or conditions of this Rider have been met.

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ICC20-NWLA-606	Page 3	(10/2020)(001)

Clean Claim – A Claim that has no defects, errors, or omissions, including any lack of required substantiating documentation, that prevents timely payment of a Claim.

Clinical Diagnosis – A diagnosis that must be based on the study of signs, symptoms and objective medical evidence that supports the diagnosis and meets current clinical standards at the time a Claim is submitted, including a Pathological Diagnosis.

Critical Illness – A qualifying condition for this Rider that meets the requirements of at least one of the following:

Cancer – A Final Diagnosis that is a Clinical Diagnosis by a Physician who is a board-certified pathologist or oncologist, of a tumor (population/collection of abnormal/pathologic cells) characterized by the uncontrolled growth and spread of malignant cells and the invasion of normal tissue. For purposes of this Rider, types of Cancer include, but are not limited to: carcinoma; melanoma; leukemia; lymphoma; and sarcoma.

The following are not deemed to be within the meaning of Cancer for purposes of this Rider:

1.	lesions described as benign, pre-malignant, uncertain, borderline, non-invasive, carcinoma in-situ, or tumors classified as Ta (such as noninvasive tumors in the bladder);

2.	malignant melanoma (skin cancer) that is less than or equal to 1.0 mm in thickness, unless it is ulcerated or has spread to a lymph node or distant site;

3.	any non-melanoma skin cancer, without lymph node involvement or distant metastasis;

4.	prostate cancer classified as T1a or T1b, without lymph node or distant metastasis or treated with active surveillance;

5.	papillary thyroid cancer or follicular thyroid cancer, or both, that is less than or equal to 2.0 cm in greatest diameter and classified as T1, without lymph node or distant metastasis;

6.	the presence or excision of colon polyp(s) which may contain elements of cancer but are removed entirely by colonoscopy;

7.	the presence of cervical or endometrial cancer which is treated by means other than hysterectomy;

8.	low grade bladder cancer removed entirely via cystoscopy;

9.	monoclonal gammopathy of undetermined significance; or

10.	stage 0 chronic lymphocytic leukemia.

Cerebrovascular Event (“Stroke”) – Final Diagnosis by a Physician who is a board-certified neurologist or neurosurgeon, that the Insured has experienced an Acute cerebrovascular event caused by intra-cranial thrombosis, hemorrhage, or embolism from an extra-cranial source, with:

1.	Acute neurological symptoms directly related to the occurrence for which the Claim is being made; and

2.

Acute objective neurological deficits on clinical examination, directly related to the occurrence for which the Claim is being made, that persist for more than thirty days following the date of onset before submitting a Claim based on the occurrence.

The symptoms and deficits must be confirmed by diagnostic imaging consistent to be with an Acute Stroke.

Cerebrovascular Event does not include:

1.	transient ischemic attack (TIA);

2.	brain damage due to an accident or injury, infection, vasculitis, and inflammatory disease;

3.	vascular disease affecting the eye or optic nerve;

4.	ischemic disorders of the vestibular system;

5.	chronic cerebrovascular insufficiency;

6.	abnormal radiological findings which are not indicative of an event within the last twenty-four hours or are asymptomatic;

7.	clinical findings consistent with dementia or Alzheimer’s Disease; or

8.	surgical complication not associated with the treatment of an Acute Cerebrovascular Event.

Heart Valve Replacement/Repair – Medical documentation by the treating Physician who is a board-certified cardiac specialist, that surgery has been done on the Insured to replace or repair any heart valve with either a natural or mechanical valve. The Insured must survive thirty days following the date of surgery for the Heart Valve Replacement before submitting a Claim based on the occurrence.

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ICC20-NWLA-606	Page 4	(10/2020)(001)

Myocardial Infarction (“Heart Attack”) – A Final Diagnosis by a Physician who is a board-certified cardiologist, that the Insured has suffered an Acute death of heart muscle due to inadequate flow in the coronary arteries that results in at least two of the following:

1.

Acute diagnostic electrocardiographic (EKG) changes for myocardial infarction; or a rise and fall of biochemical cardiac markers to levels considered diagnostic of myocardial infarction by recognized clinical standards;

2.	an abnormal myocardial perfusion scan showing characteristic findings of heart muscle death, directly related to the occurrence for which the Claim is being made;

3.

an echocardiogram with persistent (greater than six months before submitting a Claim based on the occurrence) wall motion abnormalities indicating heart muscle death, directly related to the occurrence for which the Claim is being made.

Myocardial Infarction does not include:

1.	any type of angina that does not meet the above requirements;

2.	myocardial infarction that is a result of any cardiac procedure that is not performed for an Acute death of heart muscle due to inadequate flow in the coronary arteries;

3.	EKG changes or abnormal cardiac imagining indicative of a prior myocardial infarction, which do not meet the definition of Heart Attack described above; or

4.	any other clinical conditions, diagnoses or events that do not meet the above requirements.

Kidney Failure – A Final Diagnosis and care management by a Physician who is a board-certified nephrologist, of chronic irreversible failure of both kidneys to function, that has required regular hemodialysis and/or peritoneal dialysis for at least 180 days prior to submission of a Claim based on the occurrence.

Major Organ Transplant – A Final Diagnosis by a Physician who is a board-certified transplant specialist of the irreversible failure of any of the following organs or tissues of the Insured: heart; both lungs; liver; both kidneys; pancreas; or bone marrow (excluding stem cells), and that transplantation of the failed organs or tissues is medically necessary and results in:

1.

placement of the Insured on a transplant list in the United States of America as a potential recipient of the applicable failed organ(s) and survival of the Insured for thirty days following the date of the placement before submission of a Claim based on the occurrence; or

2.

receipt of a transplant by the Insured performed in transplant facility accredited by the Joint Commission or Joint Commission International, or applicable successor organization, and survival of the Insured for thirty days following the date of the transplant before submission of a Claim based on the occurrence.

Paralysis – A Final Diagnosis of the total loss of muscle function of two or more of the Insured’s limbs as a result of injury to the nerve supply of those limbs by a Physician who is a board-certified neurologist, neurosurgeon, or orthopedic surgeon. Paralysis must persist for a period of at least ninety days following the precipitating event before submission of a Claim based on the occurrence.

Sudden Cardiac Arrest – Final Diagnosis made by a Physician who is a board-certified cardiologist or critical care Physician, that a complete and sudden loss of the Insured’s heart function with interruption of blood circulation throughout the body occurred resulting in unconsciousness and requiring cardiopulmonary resuscitation. The Insured must survive for thirty days following the date of onset of the Sudden Cardiac Arrest before submission of a Claim based on the occurrence.

However, the Rider benefit will not be payable if the Sudden Cardiac Arrest was:

1.	associated with alcohol or drug use other than as prescribed for the Insured;

2.	treated with insertion of a pacemaker that does not have a defibrillator function;

3.	treated with insertion of a defibrillator without occurrence of a cardiac arrest;

4.

occurs during the course of a surgical, cardiac, neurological or other medical procedure or medical evaluation being performed in a hospital, clinic, outpatient, inpatient, dental office, or other medical setting; or

5.	occurs while confined as a patient in a health care facility for a non-related illness or injury.

Final Diagnosis – A written statement by a Physician, after study, that documents the Insured has a Critical Illness qualifying condition as described in this Rider.

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ICC20-NWLA-606	Page 5	(10/2020)(001)

Immediate Family – The Insured’s or Policy Owner’s spouse or other legally recognized partner and anyone who is related to you or the Insured, including: children and grandchildren; parents and grandparents; brothers and sisters; aunts and uncles; cousins; including adopted, in-laws, and step-relatives of any of the listed persons and any of their spouses or legally recognized partners.

Maximum Annual CRI Unadjusted Payment Amount – A reference value used to calculate available Rider benefits. Subject to the Availability of the CRI Accelerated Death Benefit Payment and CRI Unadjusted Payment Limits sections of this Rider, on any CRI Benefit Effective Date, it is equal to the lesser of:

1.	the CRI Eligible Specified Amount multiplied by the Maximum Annual CRI Unadjusted Payment Percentage stated in the Policy Specification Pages; or

2.	the Maximum Annual CRI Unadjusted Payment Dollar Amount stated in the Policy Specification Pages.

Maximum Remaining Lifetime CRI Unadjusted Payment Amount – A reference value used to calculate available Rider benefits. On any CRI Benefit Effective Date, it is equal to the lesser of:

1.

the Maximum Annual CRI Unadjusted Payment Amount stated in the Policy Specification Pages; multiplied by, the Maximum Permitted CRI Accelerated Death Benefit Payments stated in the Policy Specification Pages; minus, the number of CRI Accelerated Death Benefit Payments paid up to and including the date of payment; or

2.

the base Policy’s then current Specified Amount; minus, the Minimum Specified Amount stated in the Policy Specification Pages; plus, the dollar amount of any additional paid-up insurance in effect on the applicable CRI Benefit Effective Date; divided by, the applicable CRI Specified Amount Reduction Factor.

Medicare – The Health Insurance for the Aged Act, Title XVIII of the Social Security Amendments of 1965 as then constituted or later amended.

Pathological Diagnosis – A diagnosis that must be based on a microscopic study of fixed tissue or preparations from the hemic (blood) system. This type of diagnosis must be in keeping with the standards set by the American Board of Pathology.

Physician – A person licensed to practice medicine or surgery in the state where such functions are performed, as defined in §1861(r)(1) of the Social Security Act, as amended. The Physician must perform only those services permitted by his or her license.

Policy Surrender Value – Policy Surrender Value means the Net Surrender Value if the Policy is a universal life insurance policy or Cash Surrender Value if the Policy is a variable universal life insurance policy or whole life insurance policy.

Policy Value – Policy Value means the Accumulated Value if the Policy is a universal life insurance policy or Cash Value if the Policy is a variable universal life insurance policy or whole life insurance policy.

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ICC20-NWLA-606	Page 6	(10/2020)(001)

GENERAL RIDER PROVISIONS

Incontestability

If the Policy has been In Force for less than two years from the Policy Date, effective date of a base Policy Specified Amount increase, or a reinstatement date, a Claim for benefits under this Rider will be subject to the Incontestability section of the Policy.

Misstatement of Age or Sex

If there is a misstatement or error in the Issue Age or sex of the Insured, the benefits provided by this Rider will be based on the base Policy Specified Amount that would have been provided at the correct Issue Age or sex and the applicable CRI Specified Amount Reduction Factor at the correct Issue Age or sex.

Termination

This Rider terminates on the earliest of the following:

1.	the Policy Monthaversary on or next following the date we receive your written request to terminate this Rider or add a rider that provides long-term care benefits;

2.	upon termination of the Policy to which this Rider is attached;

3.	a rider that provides overloan lapse protection, if applicable, is invoked; or

4.	the Insured’s date of death.

Coverage will terminate at midnight Eastern Standard Time on any given termination date. Upon termination of this Rider, the Rider benefit will no longer be available.

Termination of the Rider, except due to a full Surrender of the Policy, will not prevent the payment of any accelerated death benefits for which the requirements for a Critical Illness qualifying condition were met while the Rider was In Force, except when amounts have been paid or are payable as the death benefit. If termination of this Rider is due to a full Surrender of the Policy, no benefit will be payable under this Rider.

RIDER BENEFIT AVAILABILITY AND LIMITATIONS

Availability of the CRI Accelerated Death Benefit Payment

The CRI Accelerated Death Benefit Payment is only available when:

1.	the Insured is living and the Policy has not been fully Surrendered;

2.	the Maximum Permitted CRI Accelerated Death Benefit Payments stated in the Policy Specification Pages, have not already been paid;

3.	no CRI Accelerated Death Benefit Payment has been paid within the last 365 days;

4.	the occurrence of the condition on which a Claim is based has not been the basis of a prior approved Claim under this Rider;

5.	the Maximum Remaining Lifetime CRI Unadjusted Payment Amount is greater than zero; and

6.	we have received a signed acknowledgment of concurrence with the payment from all assignees, irrevocable beneficiaries, or other parties with an interest in the Policy.

The CRI Accelerated Death Benefit Payment is not available when any of the above conditions are not met or if:

1.	the condition a Claim is based on is the result of an intentionally self-inflicted injury or attempted suicide, while sane or insane;

2.	applicable law requires this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

3.	you are required by a government agency to claim this benefit in order to apply for, obtain, or keep a government benefit or entitlement.

Impact of Partial Surrenders on Rider Benefits

Taking partial Surrenders may reduce the base Policy’s Specified Amount and the corresponding Maximum Remaining Lifetime CRI Unadjusted Payment Amount and the Maximum Annual CRI Unadjusted Payment Amount.

Impact of Indebtedness on Rider Benefits

Outstanding Indebtedness on a CRI Benefit Effective Date will result in a deduction from the CRI Unadjusted Payment Amount that will be applied to reduce the Indebtedness as described in the CRI Accelerated Death Benefit Payment Calculation - Administrative Charge and Deductions section. If Indebtedness is great enough, it may result in the entire CRI Unadjusted Payment Amount, after deduction of the CRI Rider administrative charge and any unpaid Premium or Policy charges, being applied as a Policy loan repayment. If Indebtedness remains after application of the entire CRI Unadjusted Payment Amount as a Policy loan repayment, after deduction of the CRI Rider administrative charge and any unpaid Premium or Policy charges, an additional Policy loan repayment may be required to keep the Policy In Force.

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ICC20-NWLA-606	Page 7	(10/2020)(001)

CRI Unadjusted Payment Limits

We reserve the right to limit the CRI Unadjusted Payment Amount such that, on any CRI Benefit Effective Date:

1.	the CRI Unadjusted Payment Amount does not exceed the Maximum Annual CRI Unadjusted Payment Amount or the then current Maximum Remaining Lifetime CRI Unadjusted Payment Amount;

2.

the CRI Unadjusted Payment Amount must be at least the lesser of the Minimum CRI Unadjusted Payment Amount stated in the Policy Specification Pages or the Maximum Remaining Lifetime CRI Unadjusted Payment Amount; and

3.	the Policy is not disqualified as life insurance as defined in the Internal Revenue Code of 1986, as amended.

ELIGIBILITY FOR THE PAYMENT OF BENEFITS

Subject to the Availability of the CRI Accelerated Death Benefit Payment and CRI Unadjusted Payment Limits sections and the Claims Process provision of this Rider, a CRI Accelerated Death Benefit Payment will be payable if all of the following requirements are met at the time of each respective Claim:

1.

we have received written documentation applicable to the requirements of the Critical Illness qualifying condition on which a Claim is based from the appropriate type of Physician for the applicable Critical Illness qualifying condition, who is not the Policy Owner, Insured, or Immediate Family that:

a.	is dated after the Policy Date and within 365 days prior to submission of a Claim;

b.	allows us to establish the Insured has a Critical Illness based on a qualifying condition the occurrence of which has not been the basis of a prior approved Claim under this Rider; and

2.	any required time period of treatment or survival stated within the description of the qualifying condition has been completed.

CRI ACCELERATED DEATH BENEFIT PAYMENT CALCULATION

Requested CRI Unadjusted Payment Amount

Subject to the Availability of the CRI Accelerated Death Benefit Payment and CRI Unadjusted Payment Limits sections of this Rider, the Policy Owner may request a CRI Unadjusted Payment Amount equal to or less than the available Maximum Annual CRI Unadjusted Payment Amount on the applicable CRI Benefit Effective Date. Choosing an amount less than the available Maximum Annual CRI Unadjusted Payment Amount could preserve more of the Policy’s Specified Amount and death benefit. In addition, the CRI Specified Amount Reduction Factors may be lower as the Insured’s Attained Age increases. However, the Maximum Annual CRI Unadjusted Payment Amount is not cumulative, taking less than the available Maximum Annual CRI Unadjusted Payment Amount does not increase the available Maximum Annual CRI Unadjusted Payment Amount in succeeding Policy Years.

At no time will a CRI Unadjusted Payment Amount be allowed to exceed the maximums described in the CRI Unadjusted Payment Limits section of this Rider.

The requested CRI Unadjusted Payment Amount must also be greater than or equal to the lesser of Minimum CRI Unadjusted Payment Amount stated in the Policy Specification Pages or the Maximum Remaining Lifetime CRI Unadjusted Payment Amount.

CRI Accelerated Death Benefit Payment Calculation – Administrative Charge and Deductions

The CRI Accelerated Death Benefit Payment is equal to the CRI Unadjusted Payment Amount on the applicable CRI Benefit Effective Date minus the following charge and deductions in the order listed:

1.

the CRI Rider administrative charge stated in the disclosure statement issued at the time of a Claim and at the time the CRI Accelerated Death Benefit Payment is made, is deducted from the Policy Value in the order stated in the Policy for partial Surrenders, if applicable. The Guaranteed Maximum CRI Rider Administrative Charge is stated in the Policy Specification Pages;

2.	any due and unpaid Premium and/or Policy charges, if the Policy is in a grace period, will be applied to the Policy as Premium to pay the due and unpaid Premium and/or Policy charges; and

3.	a portion of the CRI Unadjusted Payment Amount equal to any Indebtedness multiplied by, the number one minus the CRI Proportional Reduction Percentage, which will be applied as a loan repayment.

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ICC20-NWLA-606	Page 8	(10/2020)(001)

IMPACT OF CRI ACCELERATED DEATH BENEFIT PAYMENT ON THE POLICY

Reduction of the Base Policy’s Specified Amount

On each CRI Benefit Effective Date, the base Policy’s Specified Amount will be reduced by subtracting a dollar amount equal to: the CRI Unadjusted Payment Amount multiplied by the applicable CRI Specified Amount Reduction Factor.

The result of this calculation will be reduction of the base Policy’s Specified Amount by more than the CRI Unadjusted Payment Amount.

Effect of CRI Accelerated Death Benefit Payments on Policy Values and Premium

If a Claim for the CRI Accelerated Death Benefit Payment is approved by us, each of the following Policy elements are reduced by multiplying them by the CRI Proportional Reduction Percentage:

1.	if greater than zero, any Policy Value and any Extended No-Lapse Guarantee Value, in the order stated in the Policy for partial Surrenders, if applicable;

2.	any required Premium for the Policy, Policy features, and any attached riders;

3.	the coverage amounts and Policy Value of any paid-up insurance; and

4.	any dividends.

Any other Policy charges and Policy Values in effect at the time the request for payment is processed under this Rider may change to reflect the new base Policy Specified Amount, any Policy Value, and any Extended No-Lapse Guarantee Value.

If a nonforfeiture option, such as extended term insurance or reduced paid-up insurance, is available in the Policy and is elected, it will be based on the remaining reduced Policy Value. If the Policy is reinstated after an accelerated death benefit is paid, it will be based on the reduced base Policy Specified Amount.

If a CRI Benefit Effective Date coincides with a Policy Monthaversary, any reduction in Policy Values will occur prior to the calculation of any required Premium, Policy charges, credits, and Extended No-Lapse Guarantee Value, if applicable.

Impact of CRI Accelerated Death Benefit Payments on the Policy’s Death Benefit

If the Policy provides electable death benefit options and the death benefit option in effect on the first CRI Benefit Effective Date is not already Death Benefit Option 1 (level), the death benefit option will be changed to Death Benefit Option 1 (level) prior to determination of the CRI Unadjusted Payment Amount.

No death benefit option changes, if applicable, will be permitted after the first CRI Benefit Effective Date.

In addition, no base Policy Specified Amount increases will be permitted after the first CRI Benefit Effective Date.

The Policy’s death benefit will be determined using the base Policy Specified Amount in effect on the Insured’s date of death.

Impact on Rights of Conversion

Any right of conversion provided for in a term Policy will no longer be permitted once a Claim has been approved under this Rider.

INTERACTION OF THIS RIDER WITH OTHER RIDERS

At any time when CRI Accelerated Death Benefit Payments have been paid, the base Policy Specified Amount available to be accelerated under any other rider attached to the Policy, will be limited to the base Policy Specified Amount after reduction as described in the Reduction of the Base Policy’s Specified Amount section of this Rider.

Accidental Death Benefits

Any accidental death benefit provided by the Policy or any attached riders, is not available for accelerated death benefit payments and will not be affected by CRI Accelerated Death Benefit Payments.

Riders that Accelerate the Death Benefit for Terminal Illness

If the Insured makes a Claim for benefits under this Rider and a rider to the Policy that permits acceleration of the death benefit for Terminal Illness at the same time, benefits will first be payable under the rider that accelerates the death benefit for Terminal Illness. Any CRI Accelerated Death Benefit Payment payable will be based on the CRI Eligible Specified Amount after reduction for payment of the accelerated death benefit for Terminal Illness.

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ICC20-NWLA-606	Page 9	(10/2020)(001)

Riders that Accelerate the Death Benefit for Chronic Illness

If the Insured makes a Claim for benefits under this Rider and a rider to the Policy that permits acceleration of the death benefit for Chronic Illness at the same time, benefits will first be payable under this Rider. Any CI Accelerated Death Benefit Payment payable will be based on the CI Eligible Specified Amount after reduction for payment of the accelerated death benefit for Critical Illness.

Riders that Accelerate the Death Benefit for Long-term Care

If the Insured makes a Claim for benefits under this Rider at the same time as or while monthly benefits are being paid under a rider to the Policy that permits acceleration of the death benefit for long-term care, benefits will first be paid under this Rider. Benefits for the long-term care rider will then be based on the Specified Amount after reduction for payment of the accelerated death benefit for Critical Illness. Claims for benefits under this Rider will be based on the then current Specified Amount, minus any LTC Benefits Paid (in some riders called LTC Benefit Payout Account) from the long-term care rider.

Waiver of Monthly Deductions

At any time when CRI Accelerated Death Benefit Payments have been paid, the dollar amount of monthly charge deductions waived under a rider to the Policy will be calculated using the reduced base Policy Specified Amount and Policy Value.

Waiver of Premium

Waiver of premium benefits provided by a rider to the Policy will not be affected by CRI Accelerated Death Benefit Payments.

Overloan Lapse Protection

Upon invoking a rider to the Policy that provides overloan lapse protection, this Rider will terminate.

Conditional Return of Premium

Before or in conjunction with submitting a Claim, the Policy Owner must request termination of any rider to the Policy that provides for a conditional return of Premium.

Periodic Access Minimum Surrender Value Rider

When a CRI Accelerated Death Benefit Payment has been made under this Rider, if the Policy also has the Periodic Access Minimum Surrender Value Rider, the definition of Periodic Access Minimum Surrender Value is deleted in its entirety and is replaced with the following:

Periodic Access Minimum Surrender Value – The greater of:

1.	the Net Surrender Value after any applicable reduction for benefits paid under a rider; or

2.	the sum of:

a.	the lesser of:

i.

the base Policy’s Specified Amount at the time of the full Surrender; plus the Unadjusted Payment if the Accelerated Death Benefit for Terminal Illness Rider has been invoked; plus the total of all reductions to the base Policy’s Specified Amount due to the payment of benefits from this Rider and any other rider that reduces the base Policy’s Specified Amount when a benefit is paid; multiplied by, the Periodic Access Minimum Surrender Value Specified Amount Percentage stated in the Policy Specification Pages; or

ii.	the Adjusted Accumulated Premium; multiplied by, the applicable Periodic Access Minimum Surrender Value Adjusted Accumulated Premium Percentage stated in the Policy Specification Pages;

b.

minus any Indebtedness, the Unadjusted Payment if the Accelerated Death Benefit for Terminal Illness Rider is invoked, the total of all reductions to the base Policy’s Specified Amount due to the payment of benefits from this Rider and any other rider that reduces the base Policy’s Specified Amount when a benefit is paid, and/or the total of any long-term care benefits paid, if applicable; and

c.	if this Policy is in a grace period on the date the Policy is Surrendered, minus:

i.	any due and unpaid monthly deductions and other Policy and rider charges; or

ii.

if applicable and less than i., an amount equal to Premium sufficient to meet the requirements of the Initial No-Lapse Guarantee Policy Continuation or Extended No-Lapse Guarantee Policy Continuation sections of the Policy or Extended No-Lapse Guarantee Rider.

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Extended No-Lapse Guarantee Rider

If the Policy has an Extended No-Lapse Guarantee Rider, the Extended No-Lapse Guarantee Value will be proportionally reduced on each CRI Benefit Effective Date by multiplying the Extended No-Lapse Guarantee Value by the CRI Proportional Reduction Percentage and the amount of Premium required to keep the Extended No-Lapse Guarantee Value greater than or equal to zero will be recalculated.

CLAIMS PROCESS

All Claims information and medical records must be submitted in English.

Claim Forms

When we receive notice of a Claim, we will send the forms necessary for filing a Claim for benefits. If these forms are not sent within fifteen days after giving the notice, the Claim forms requirement of the Proof of Claim section of this Rider is met by giving us a written statement of the nature and extent of the Claim within the time limit stated in the Submission of Claims section of this Rider. The remaining requirements of the Proof of Claim section must still be met.

We will also send you and any irrevocable Beneficiary a disclosure statement demonstrating the effect of the accelerated death benefit on the Policy Value, base Policy Specified Amount, Premium and/or Policy charges, and Indebtedness.

Submission of Claims

Subsequent Claims, after the first Claim is paid, will not be accepted prior to the anniversary of the prior CRI Benefit Effective Date.

Proof of Claim

Proof of Claim consists of detailed written documentation satisfactory to us that describes and confirms the Insured meets the requirements of the Eligibility for the Payment of Benefits provision of this Rider including, but not limited to, submission of:

1.	completed Claim forms;

2.	a written Final Diagnosis, or other medical documentation based on the requirements of the qualifying condition, dated after the Policy Date and within 365 days prior to submission of a Claim;

3.	copies of all of the Insured’s medical records; and

4.	copies of the licenses of all Physicians signing the Final Diagnosis or other medical documentation based on the requirements of the qualifying condition.

To confirm benefit eligibility, we may also require a second medical opinion and a physical examination of the Insured by a Physician to whom we refer the Insured. Should the second medical opinion differ from the opinion of the Insured’s Physician, then the opinion of a third Physician, acceptable to both parties, will serve as the final determinant of whether benefit eligibility is satisfied, including any additional physical examination. Any fee for a second or third medical opinion, and any associated physical examinations, will be at our expense.

Nationwide reserves the right to require that the Insured, at their own expense for any necessary travel, be physically present in the United States, its territories or possessions, at the time of obtaining a Final Diagnosis and at the time any second or third medical opinion and physical examinations are obtained. Nationwide also reserves the right to request additional medical information from the Physician providing the Final Diagnosis or other medical documentation based on the requirements of the qualifying condition or any Physician who has treated the Insured.

Payment of Claims

Once Nationwide determines the Insured is eligible for benefits under this Rider, such benefits will be paid to the Policy Owner.

After receipt of a Claim for benefits under this Rider, we will:

1.	pay the Claim immediately if it is a Clean Claim; or

2.	if the Claim is not a Clean Claim, send a written notice within thirty business days acknowledging the date we received the Claim and stating one of the following:

a.	we are declining a Claim and the specific reason for denial; or

b.	that additional information is necessary to determine if all or any part of the Claim is payable. We will also provide an explanation as to the specific additional information that is necessary.

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After receipt of any requested additional information, if the result is then a Clean Claim, we will immediately pay the benefit under this Rider. Otherwise, we will send a written notice that we are declining to pay all or part of the Claim. We will also provide the specific reason for denial.

If Nationwide is notified of the Insured’s death prior to the CRI Benefit Effective Date, no payment will be made under this Rider and the death benefit will be calculated per the terms of the Policy. However, this provision will not apply to any payment made by us before receiving written notice of the Insured’s death at our Home Office listed on the face page of the Policy.

Any CRI Accelerated Death Benefit Payment will be paid to the Policy Owner, or the Policy Owner’s estate while the Insured is living, unless the benefit has been otherwise assigned or designated by the Policy Owner.

When a CRI Accelerated Death Benefit Payment is paid, we will send you and any irrevocable Beneficiary a disclosure statement stating the effect of the acceleration of death benefits on the Policy Value, base Policy Specified Amount, Premium and/or Policy charges, and Indebtedness. We will also send you an endorsement to the Policy.

Right to Return CRI Accelerated Death Benefit Payment

To be certain you are satisfied with the CRI Accelerated Death Benefit Payment, you have a thirty day “free look.” Within thirty days of receipt of a CRI Accelerated Death Benefit Payment, you may return the payment to our Home Office stated on the face page of the Policy. We will then void the CRI Accelerated Death Benefit Payment as if it had never been made and restore the Policy, including any charges and adjustments. If you return the CRI Accelerated Death Benefit Payment in accordance with this section, you may apply for the benefit provided by this Rider again at a later date; however, the date the returned CRI Accelerated Death Benefit Payment was paid will not count as a CRI Benefit Effective Date for any purpose.

Secretary	President

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